Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2020 Financial Results

McLean, VA, February 16, 2021 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported net income available to common shareholders of $10.7 million, or $0.32 per diluted common share, and non-GAAP core operating income of $4.1 million, or $0.12 per diluted common share, for the quarter ended December 31, 2020.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

Fourth Quarter 2020 Financial Highlights

•	$0.32 per diluted common share of GAAP net income
•	$0.12 per diluted common share of non-GAAP core operating income
•	$6.31 per common share of book value
•	7% economic return
•	2.4 to 1 “at risk” leverage ratio
•	0.5 million shares of common stock repurchased, or 1.5% of outstanding common stock, at an average price of $2.83 per share
•	Established strategic relationship to invest in mortgage servicing rights

Full Year 2020 Financial Highlights

•	$2.00 per diluted common share of GAAP net loss
•	$0.33 per diluted common share of non-GAAP core operating income
•	3.7 million shares of common stock repurchased, or 10.0% of outstanding common stock, at an average price of $2.81 per share
•	$2.4 million, or 16%, decline in general and administrative expenses from prior year

“During the fourth quarter, the Company delivered a 7% economic return to shareholders while maintaining a conservative risk profile and low leverage,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company continues to operate with complete financial flexibility that enables it to shift capital to take advantage of attractive return opportunities that may arise across sectors as economic conditions evolve.  In the current market environment of low rates and tight investment spreads, the Company continues to make strong progress in establishing multiple channels of high return investment opportunities that offer ongoing access to non-commodity investments with potential platform upside.  These opportunities complement our agency mortgage investments, diversify risk and should improve the level and reliability of returns to shareholders.  The Company took another strong step towards its objective of creating sustainable investment partnerships in the fourth quarter by successfully establishing a strategic relationship that enables it to invest capital in mortgage servicing rights which currently offer attractive double-digit unlevered returns.  Alongside these positive steps, the Company repurchased a significant portion of its common shares accretively during the year and made substantial progress towards improving its cost structure, reducing its general and administrative expenses by 16% with additional reductions expected in 2021.  Looking forward, we are optimistic about the ongoing stream of high return opportunities we continue to evaluate while also benefitting from a strong balance sheet and a large remaining common stock repurchase program.”

Other Fourth Quarter Highlights

As of December 31, 2020, the Company’s investment portfolio totaled $1,145 million at fair value, which includes $93 million of mortgage loans of a consolidated variable interest entity (“VIE”).  Assuming the Company’s investment in the VIE is not consolidated, the Company’s investment portfolio totaled $1,063 million at fair value as of December 31, 2020 consisting of $971 million of agency mortgage-backed securities (“MBS”), $83 million of mortgage credit investments and $9 million of mortgage servicing right (“MSR”)

related assets.  Based on investable capital, the Company has allocated 81%, 16%, and 3% of its capital to its agency MBS, mortgage credit and MSR related investment strategies, respectively, as of December 31, 2020.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or by a U.S. government agency, such as the Government National Mortgage Association (“Ginnie Mae”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”).

As of December 31, 2020, the Company’s $971 million agency MBS investment portfolio at fair value was comprised entirely of specified agency MBS as follows:

•	$171 million of 1.5% coupon 30-year agency MBS
•	$505 million of 2.0% coupon 30-year agency MBS
•	$197 million of 2.5% coupon 30-year agency MBS
•	$98 million of 3.0% coupon 30-year agency MBS

As of December 31, 2020, the Company’s $971 million agency MBS portfolio had a weighted average amortized cost basis of $103.67 and a weighted average market price of $104.62.  The Company’s agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic to-be-announced (“TBA”) agency MBS, were approximately 0.94 percentage point as of December 31, 2020 as compared to 1.41 percentage points as of September 30, 2020.

During the fourth quarter of 2020, the Company purchased agency MBS totaling $548 million and sold agency MBS for gross sale proceeds of $179 million for a net realized gain of $3.0 million.

As of December 31, 2020, the Company’s $83 million mortgage credit investment portfolio at fair value was comprised primarily of the following:

•	$45 million commercial mortgage loan
•	$21 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes an $11 million net investment in a consolidated VIE
•	$15 million of non-agency MBS collateralized by small balance commercial mortgage loans

During the fourth quarter of 2020, the Company purchased mortgage credit investments totaling $2 million and sold or received full principal payments on its mortgage credit investments for gross proceeds of $49 million for a net realized gain of $1.6 million.

On December 31, 2020, the Company entered into agreements with a licensed, GSE approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.  During the fourth quarter of 2020, the Company made an initial investment of $9.3 million investment in an MSR financing receivable and has a commitment to fund a minimum of $25 million of capital under this relationship.  At its option, the Company can also have its mortgage servicing counterparty utilize leverage on the Company’s invested capital to increase potential returns.

As of December 31, 2020, the Company had a total of $655 million of repurchase agreements outstanding.  As of December 31, 2020, the Company had $624 million of repurchase agreements outstanding with a weighted average rate of 0.21% and remaining weighted average maturity of 14 days secured by an aggregate of $656 million of agency MBS at fair value.  As of December 31, 2020, the Company had a $31 million repurchase agreement outstanding with a rate of 3.00% and remaining maturity of 315 days secured by a $45 million commercial mortgage loan at fair value.  As of December 31, 2020, the Company did not have any repurchase agreements outstanding secured by non-agency MBS.

The Company’s “at risk” leverage ratio was 2.4 to 1 as of December 31, 2020 compared to 1.5 to 1 as of September 30, 2020.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $6.4 million for the fourth quarter of 2020 compared to $3.8 million for the third quarter of 2020.  GAAP net interest income for the fourth quarter of 2020 includes $2.9 million of net interest income from the Company’s investment in a consolidated trust of business purpose residential mortgage loans.   The Company expects that this performing investment’s contribution to net interest income will be lower in the first two quarters of 2021 as the short duration of this asset is expected to lead to accelerated pay down of the investment in the first half of the year.

The Company’s weighted average yield on its agency MBS was 1.80% for the fourth quarter of 2020 compared to 2.08% for the third quarter of 2020, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 7.29% for the fourth quarter of 2020 compared to 8.49% for the third quarter of 2020.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.21% during the fourth quarter of 2020 compared to 0.22% during the third quarter of 2020.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of December 31, 2020, the Company had $275 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.28% and a remaining weighted average maturity of 4.7 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.21% during the fourth quarter of 2020 compared to 0.18% during the third quarter of 2020. As of December 31, 2020, the total notional amount of the Company’s interest rate swaps was 42% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of 2.5 years.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

The Company reported annual general and administrative expenses of $12.6 million for 2020, a decrease of 16% from the prior year.

Core operating income was $4.1 million, or $0.12 per diluted common share for the fourth quarter of 2020 compared to $1.0 million, or $0.03 per diluted common share for the third quarter of 2020.  Core operating income is a non-GAAP financial measure that is described later in this press release.

The Company had net investment gains of $7.0 million, or $0.21 per diluted common share, for the fourth quarter of 2020 on its investment portfolio and related interest rate hedging instruments, excluding TBA dollar roll income and interest rate swap net interest expense.

During the fourth quarter of 2020, the Company repurchased 0.5 million shares of its common stock for a purchase cost of $1.5 million representing 1.5% of common stock outstanding as of September 30, 2020.  For the year ended December 31, 2020, the Company repurchased 3.7 million shares of its common stock for a purchase price of $10.4 million representing 10.0% of common stock outstanding as of December 31, 2019.  As of December 31, 2020, the Company had remaining authorization from its Board of Directors to repurchase up to 16.2 million shares of its common stock.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the fourth quarter of 2020.  The distributions were paid on December 30, 2020 to shareholders of record as of December 16, 2020.  Consistent with the Company’s intent to retain capital and strengthen its balance sheet, the Company’s Board of Directors determined not to declare a dividend on its common stock for the fourth quarter of 2020.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including overall market conditions, return opportunities on investments, liquidity needs and REIT distribution requirements and no definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

The Company has also announced the tax characteristics of the distributions paid to its common and preferred shareholders in calendar year 2020.  The Company's distributions paid to common shareholders in 2020 of $0.225 per share were all a return of capital.  The Company's distributions paid to its Series B and Series C preferred shareholders in 2020 of $1.75 per share and $2.0625 per share, respectively, were also all a return of capital.  Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Tuesday, February 16, 2021 to discuss the Company’s fourth quarter 2020 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage-related and other assets and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$28,796	$8,877
Restricted cash of consolidated VIE	11,169	8,658
Interest receivable	1,668	1,589
Interest receivable of consolidated VIE	545	665
Sold securities receivable	—	43,703
Agency mortgage-backed securities, at fair value	970,880	617,170
Mortgage credit investments, at fair value	71,660	116,352
Mortgage loans of consolidated VIE, at fair value	93,283	123,680
MSR financing receivable, at fair value	9,346	—
Derivative assets, at fair value	258	1,181
Deposits	6,306	2,252
Other assets	18,478	21,208
Total assets	$1,212,389	$945,335
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$655,212	$508,739
Secured debt of consolidated VIE, at fair value	93,627	121,894
Interest payable	586	569
Interest payable of consolidated VIE	321	416
Accrued compensation and benefits	2,611	2,044
Derivative liabilities, at fair value	221	852
Purchased securities payable	139,013	—
Other liabilities	1,501	820
Long-term unsecured debt	73,027	73,115
Total liabilities	966,119	708,449
Equity:
Preferred stock (liquidation preference of $36,333 and $36,698, respectively)	35,289	35,573
Common stock	335	337
Additional paid-in capital	2,040,918	2,041,986
Accumulated deficit	(1,830,272)	(1,841,010)
Total equity	246,270	236,886
Total liabilities and equity	$1,212,389	$945,335
Book value per common share (1)	$6.31	$5.92
Common shares outstanding (in thousands) (2)	33,287	33,801

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.
(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	December 31, 2020	September 30, 2020
Assets and liabilities of consolidated VIE:
Restricted cash	$11,169	$8,658
Mortgage loans, at fair value	93,283	123,680
Interest receivable	545	665
Secured debt, at fair value	(93,627)	(121,894)
Interest payable	(321)	(416)
Net investment in consolidated VIE	$11,049	$10,693

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended	Three Months Ended
	December 31, 2020	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest income
Agency mortgage-backed securities	$32,728	$3,015	$2,808	$3,517	$23,388
Mortgage credit investments	7,605	1,863	2,217	2,083	1,442
Mortgage loans of consolidated VIE	4,305	4,305	—	—	—
Interest and other income	1,376	314	385	534	143
Total interest income	46,014	9,497	5,410	6,134	24,973
Interest expense
Short-term secured debt	16,742	526	470	1,154	14,592
Long-term unsecured debt	4,771	1,154	1,162	1,215	1,240
Secured debt of consolidated VIE	1,403	1,403	—	—	—
Total interest expense	22,916	3,083	1,632	2,369	15,832
Net interest income	23,098	6,414	3,778	3,765	9,141
Investment (loss) gain, net
Gain on mortgage investments, net	15,576	2,161	2,696	7,625	3,094
(Loss) gain from derivative instruments, net	(101,287)	1,223	487	(397)	(102,600)
Other, net	7,512	4,736	769	2,569	(562)
Total investment (loss) gain, net	(78,199)	8,120	3,952	9,797	(100,068)
General and administrative expenses
Compensation and benefits	7,241	1,712	1,774	1,897	1,858
Other general and administrative expenses	5,374	1,361	1,197	1,431	1,385
Total general and administrative expenses	12,615	3,073	2,971	3,328	3,243
Net (loss) income	(67,716)	11,461	4,759	10,234	(94,170)
Dividend on preferred stock	(2,991)	(733)	(726)	(758)	(774)
Net (loss) income (attributable) available to common stock	$(70,707)	$10,728	$4,033	$9,476	$(94,944)
Basic (loss) earnings per common share	$(2.00)	$0.32	$0.12	$0.26	$(2.59)
Diluted (loss) earnings per common share	$(2.00)	$0.32	$0.12	$0.26	$(2.59)
Weighted average common shares outstanding (in thousands)
Basic	35,343	33,415	34,655	36,618	36,711
Diluted	35,343	33,554	34,697	36,666	36,711

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters and for the year ended December 31, 2020 (unaudited, amounts in thousands, except per share amounts):

	Year Ended	Three Months Ended
	December 31, 2020	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP net interest income	$23,098	$6,414	$3,778	$3,765	$9,141
TBA dollar roll income	1,750	1,156	319	170	105
Interest rate swap net interest income (expense)	501	(62)	(23)	(6)	592
Economic net interest income	25,349	7,508	4,074	3,929	9,838
Core general and administrative expenses	(10,627)	(2,668)	(2,375)	(2,734)	(2,850)
Preferred stock dividend	(2,991)	(733)	(726)	(758)	(774)
Non-GAAP core operating income	$11,731	$4,107	$973	$437	$6,214

Non-GAAP core operating income per diluted common share	$0.33	$0.12	$0.03	$0.01	$0.17
Weighted average diluted common shares outstanding	35,426	33,554	34,697	36,666	36,817

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Year Ended	Three Months Ended
	December 31, 2020	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP net (loss) income	$(67,716)	$11,461	$4,759	$10,234	$(94,170)
Add (less):
Total investment loss (gain), net	78,199	(8,120)	(3,952)	(9,797)	100,068
Stock-based compensation expense	1,988	405	596	594	393
Preferred stock dividend	(2,991)	(733)	(726)	(758)	(774)
Add back:
TBA dollar roll income	1,750	1,156	319	170	105
Interest rate swap net interest income (expense)	501	(62)	(23)	(6)	592
Non-GAAP core operating income	$11,731	$4,107	$973	$437	$6,214

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2020 (unaudited, dollars in thousands):

Mortgage Investments:

		December 31, 2020
	Assets	Capital Allocation (1)	Capital Allocation (%)	Leverage (2)
Agency MBS	$970,880	$258,742	81%	2.8
Mortgage credit investments:
Commercial mortgage loan	45,000	13,500	4%	2.3
Business purpose loan residential MBS (3)	21,129	21,129	7%	—
Small balance commercial MBS	14,730	14,730	5%	—
Other	1,850	1,850	1%	—
Total mortgage credit investments	82,709	51,209	16%	0.6
MSR financing receivable	9,346	9,346	3%	—
Total	$1,062,935	$319,297	100%	2.4

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of our repurchase agreement financing, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments less our cash and cash equivalents compared to our investable capital.

(3)

Includes our net investment of $11,049 in a variable interest entity with gross assets and liabilities of $104,997 and $93,948, respectively, that is consolidated for GAAP financial reporting purposes.

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
1.5%	$168,853	$1,462	$170,315	$433	$170,748	$101.12	1.50%	6.5
2.0%	483,891	20,506	504,397	760	505,157	104.39	2.00%	6.0
2.5%	184,557	10,012	194,569	2,235	196,804	106.64	2.50%	4.4
3.0%	90,723	2,105	92,828	5,329	98,157	108.19	3.00%	4.7
5.5%	12	—	12	2	14	117.72	5.50%	4.6
Total/weighted-average	$928,036	$34,085	$962,121	$8,759	$970,880	$104.62	2.11%	5.7

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Original Purchase Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Mortgage credit investments:
Commercial mortgage loan	$45,000	$—	$45,000	$—	$45,000	$100.00
Commercial MBS	20,690	(1,659)	19,031	(4,301)	14,730	70.71
Business purpose residential MBS (1)	24,577	721	25,298	(4,169)	21,129	85.53
Other	2,680	(796)	1,884	(34)	1,850	70.00
Total/weighted-average	$92,947	$(1,734)	$91,213	$(8,504)	$82,709	$88.79

(1)	Includes our net investment in a VIE of $11,049 at fair value that is consolidated for GAAP financial reporting purposes.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$200,000	0.10%	0.06%	(0.04)%	2.9
3 to less than 10 years	75,000	0.74%	0.22%	(0.52)%	9.5
Total / weighted-average	$275,000	0.28%	0.10%	(0.18)%	4.7